Exhibit 10.23

McGraw-Hill Education Annual Incentive Plan

2013 Plan Year Addendum

Plan Year 2013.

The following performance metrics shall govern the Annual Incentive Plan for Plan Year 2013, as defined by the period of time from January 1, 2013 through December 31, 2013.

Eligible Participants

All regular, full-time United States employees in a non-sales bonus plan in grades 18 and up. In most cases, those below grade 18, or in a sales bonus plan, will not be eligible to participate in the Plan for the 2013 Plan Year. On an exceptional basis, employees below grade 18 and /or employees outside the United States may be deemed eligible to participate.

MHE Metrics

•	For the 2013 Plan Year, the Committee has set the MHE target EBITDA level at $ million.

•	In order to fund at 100% of the target MHE Pool amount, the MHE target EBITDA level must be achieved.

•	If less than 90% of the MHE target EBITDA level, or $ million, is achieved, the MHE pool shall not be funded and no Plan payments will be made to any Participants. The Committee nonetheless reserves the right to request (but may not require) a funding variance from the Board.

•	At 90% achievement of the MHE target EBITDA level, the MHE Pool shall be funded in an amount up to 75% of target Pool amount.

•	At performance between 90% and 100% of the MHE target EBITDA level, the MHE Pool shall fund on a pro rata basis between 75% and 100% of target Pool amount using linear interpolation.

•	For performance between 100% and 110% of the target MHE EBITDA level, the MHE Pool shall fund on a pro rata basis between 100% and 200% of target Pool amount using linear interpolation.

•	In no case shall the MHE Pool be funded in an amount in excess of 200% of target Pool amount, unless otherwise approved by the Committee.

Notwithstanding anything in the Plan or this Addendum to the contrary, the Committee may, in its sole discretion, determine to fund the Pool in an amount that is less than or greater than the Pool funding amounts set forth above, regardless of the degree of attainment of the EBITA target level for the Plan Year.